Exhibit 10.1

AMENDMENT NO. 1

TO THE

ANAPTYSBIO, INC.

AMENDED AND RESTATED 2017 EQUITY INCENTIVE PLAN

August 11, 2026

This Amendment No. 1 (this “Amendment”) to the AnaptysBio, Inc. Amended and Restated 2017 Equity Incentive Plan (the “Plan”) was approved and adopted by the Board of Directors (the “Board”) of AnaptysBio, Inc. (the “Company”) on the date first written above, and will be effective as of the date on which this Amendment is approved by the stockholders of the Company (the “Amendment Effective Date”).

WHEREAS, the Company maintains the Plan, and pursuant to Section 24 of the Plan, the Board is authorized to amend the Plan;

WHEREAS, the Board desires to amend the Plan to (i) extend the term of the Plan for ten (10) years from the date this Amendment is approved by the Board and (ii) update the yearly non-employee director compensation limitations; and

WHEREAS, following approval by the Board, this Amendment will become effective as of and contingent upon approval by the Company’s stockholders and if, for any reason, the Company’s stockholders fail to approve this Amendment, this Amendment shall be void ab initio and the existing Plan shall continue in full force and effect.

NOW, THEREFORE, the Plan is hereby amended as follows, subject to and effective upon the Amendment Effective Date:

1.
Capitalized Terms. Capitalized terms that are not defined in this Amendment shall have the meanings ascribed thereto in the Plan.
2.
Amendments to the Plan.
2.1.
Section 23 (Term of Plan/Governing Law) of the Plan is hereby amended by deleting the second sentence thereof in its entirety and replacing it with the following:

“Unless earlier terminated as provided herein, this Plan will terminate ten (10) years from the date this Amendment is approved by the Board.”

2.2.
Section 12 (Grants to Non-Employee Directors) of the Plan is hereby amended by deleting the last sentence of the first paragraph of Section 12 in its entirety and adding the following new Section 12.4 immediately following Section 12.3:

“12.4. Fiscal Year Compensation Limitation. Commencing from July 1, 2026, no Non-Employee Director may receive Awards under the Plan that, when combined with cash compensation received for service as a Non-Employee Director, exceed $1,000,000 in value (as described below) in the fiscal year of his or her initial service as a Non-Employee Director, or $750,000 in value (as described below) in any subsequent fiscal year. The value of Awards for purposes of complying with this maximum will be determined as follows: (a) for Options and SARs, grant date fair value will be calculated using the Black-Scholes valuation methodology on the date of grant of such Option or SAR; and (b) for all other Awards other than Options and SARs, grant date fair value will be determined by either (i) calculating the product of the Fair Market Value per Share on the date of grant and the aggregate number of Shares subject to the Award, or (ii) calculating the product using an average of the Fair Market Value over a number of trading days as determined by the Board or Committee and the aggregate number of Shares subject to the Award. Awards granted, or cash compensation paid, to an individual while he or she was serving in the capacity as an Employee or while he or she was a Consultant but not a Non-Employee Director will not count for purposes of the limitations set forth in this Section 12.4.”

3.
Ratification and Confirmation. Except as specifically amended by this Amendment, the Plan is hereby ratified and confirmed in all respects and remains valid and in full force and effect.
4.
Choice of Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to the principles of conflicts of laws thereof.

5.
Headings. Section headings are for convenience only and shall not be considered a part of this Amendment.